FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions Closes $1 Million Private Placement

Dallas, Texas, July 19, 2004 - (PRNewswire) Home Solutions of America, Inc. (Amex:HOM), a niche provider of specialty residential services, announced today that it has completed a private placement with two institutional investors whereby such investors purchased $1,000,000 of Home Solutions' Series B Convertible Preferred Stock, which is convertible into our common stock at a price of $1.50 per share.  The net proceeds of such offering will be used for acquisition financing and general working capital needs.

The preferred shares issued in this offering have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered for sale or sold absent registration under the Act or an applicable exemption from the registration requirements of the Act.

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services.  The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through organic growth as well as through an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMcorp.com.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including ``anticipate,'' ``believe,'' ``intends,'' ``estimates,'' ``expect,'' and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.